Exhibit 99.1

United Security Bancshares - Continued Improvements - Net Income $1,368M

FRESNO, Calif., Oct. 15 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) reported today unaudited results for the quarter and year-to-date periods ended September 30, 2010. Consolidated net income was $410,000, or $0.03 per basic and diluted common share for the quarter ended September 30, 2010, compared to $693,000, or $0.05 per basic and diluted common share for the quarter ended September 30, 2009. Net income was $515,000 or $0.04 per basic and diluted common share for the previous quarter ended June 30, 2010.

Net income was $1,368,000, or $0.11 per basic and diluted common share, for the nine months ended September 30, 2010, compared to a loss of $4,112,000, or $0.32 per basic and diluted common share for the nine months ended September 30, 2009.

Annualized return on average equity (ROE) for the quarter ended September 30, 2010 was 2.07%, compared to 3.63% for the same period in 2009, and 2.65% for the previous quarter ended June 30, 2010. Annualized return on average assets (ROA) was 0.23% for quarter ended September 30, 2010 compared to 0.38% for the same period in 2009, and 0.29% for the previous quarter ended June 30, 2010.

The Board of Directors of United Security Bancshares declared a 4th quarter 2010 stock dividend of one percent (1%). The stock dividend replaces the quarterly cash dividend. The stock dividend was payable to shareholders of record on October 8, 2010, and the shares will be issued on October 20, 2010.

Woods added, "Improvements in the housing sector seen in the first half of year dissipated in the 3rd quarter with the loss of the home buyer tax credit program. The now-expired credits may have encouraged buyers to purchase homes sooner than they would have otherwise and created a market lull once they expired. Other factors like weak job growth and high unemployment play a significant factor in home purchase decisions. For most people out home shopping now, there are ultra-low mortgage rates and this may spur home sales in time."

"We continue to see improvements in the Company's capital ratios, liquidity, problem asset levels, and earnings continue to show improvement over the year-ago period as reflected in net income of $1,368,000 reported for the nine months ended September 30, 2010 as compared to a net loss of $4,112,000 reported for the nine months ended September 2009. Reengineering ourselves along with a lot of hard work continues to pay-off and that is very rewarding."

Shareholders' equity at September 30, 2010 was $78,654,000 and Shareholders' equity at September 30, 2009 was $76,698,000.

Net interest income before provision for credit loss for the 3rd quarter 2010 was $6,820,000, down from $7,159,000 reported during the 3rd quarter of 2009. The net interest margin was 4.38% in the 3rd quarter of 2010 and 4.61% in the 3rd quarter of 2009. For the previous quarter ended June 30, 2010, net interest income was $7,376,000 and the net interest margin was 4.87%. The net interest margin was 4.66% for the nine months ended September 30, 2010 and 4.46% for the same period in 2009.

Noninterest income for the 3rd quarter of 2010 was $1,470,000, up $451,000 from $1,019,000 in the 3rd quarter of 2009 for an increase of 44.2%. The net losses on other real estate owned through foreclosure (OREO) sales were $11,000 in the 3rd quarter of 2010 compared with net losses of $611,000 in the 3rd quarter of 2009, and this is the primary component accounting for the change in noninterest income.

Noninterest income year-to-date ended September 30, 2010 was $5,462,000, up $2,024,000 from $3,438,000 reported in 2009 for an increase of 58.9%. The increase resulted primarily from the gain from the fair value adjustment to the carrying amount of Trust Preferred Securities that was up $555,000, gains on the sale of OREO up $853,000 and gains on the sale of loans up $508,000 as compared with nine-months ended September 30, 2009.

Other operating expenses for the three months ended September 30, 2010 were $6,580,000 compared with $6,849,000 for the same period in 2009, a decrease of $269,000 or 3.9%. For the nine months ended September 30, 2010, other operating expenses totaled $20,952,000, down $662,000 from $21,614,000, for the same period in 2009. The table below shows the changes in expense components for the 3rd quarter and year-to-date periods.

OTHER OPERATING EXPENSE CHANGES	Three	Nine
	Months	Months
	Third
	Quarter	YTD
	Changes	Changes
	2010 vs.	2010 vs.
	2009	2009
	(000'S)	(000'S)
SALARIES & OTHER EMPL BENEFITS	125	227
FDIC ASSESSMENT	303	592
OREO EXPENSE	(110)	(186)
WRITE-DOWN OREO EXPENSE	120	843
GOODWILL IMPAIRMENT	0	(1,612)
IMPAIRMENT ON CMO'S	70	368
SUNDRY LOSSES – OPERATIONS	(813)	(814)
OTHER	36	(80)
TOTAL	(269)	(662)

The provision for loan loss was $1,226,000 for the 3rd quarter of 2010 and $436,000 for 3rd quarter of 2009. Year-to-date ending September 30, the provision for loan loss was $3,376,000 for 2010 and $8,593,000 for 2009. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at September 30, 2010 to be adequate.

Non-performing assets decreased to 9.22% of total assets on September 30, 2010 down from 12.43% on September 30, 2009. Net charged-off loans were 0.21% of average loans during the 3rd quarter of 2010 compared with 1.70% during the 3rd quarter of 2009 and 3.67% for the previous quarter ended June 30, 2010.

United Security Bancshares is a $700+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business, including California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, and (9) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the section of Management's Discussion and Analysis.  Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	September	September
	30,	30,
	2010	2009
Cash & nonint.-bearing deposits in banks	$14,031	$15,327
Interest-bearing deposits in banks	90,902	9,473
Federal funds sold	780	0
Investment securities AFS	56,638	80,754
Loans, net of unearned fees	471,594	533,253
Less: allowance for loan losses	(12,975)	(14,413)
Loans, net	458,619	518,840
Premises and equipment, net	12,625	13,362
Intangible assets	7,360	9,664
Other real estate owned	34,254	34,841
Other assets	34,958	39,564
TOTAL ASSETS	$710,167	$721,825

Deposits:
Noninterest-bearing demand & NOW	216,858	176,657
Savings & Money Market	155,205	167,493
Time	214,904	227,920
Total deposits	586,967	572,070
Borrowed funds	32,000	54,360
Other liabilities	2,488	7,187
Junior subordinated debentures	10,058	11,510
TOTAL LIABILITIES	$631,513	$645,127

Shareholders' equity:
Common shares outstanding:
12,875,097 at Sep. 30, 2010
12,372,771 at Sep. 30, 2009	$39,375	$36,987
Retained earnings	40,097	41,498
Accumulated other comprehensive income	(818)	(1,787)
Total shareholders' equity	78,654	76,698
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	710,167	721,825

United Security Bancshares	Three	Three	Nine	Nine
Consolidated Statements of Income	Months	Months	Months	Months
(dollars in 000's, except per share amounts)	Ended	Ended	Ended	Ended
(unaudited)	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2009	2010	2009
Interest income	$7,962	$8,870	$24,906	$26,824
Interest expense	1,142	1,711	3,548	5,722
Net interest income	6,820	7,159	21,358	21,102
Provision for loan losses	1,226	436	3,376	8,593
Other income	1,470	1,019	5,462	3,438
Other expenses	6,580	6,849	20,952	21,614
Income before income tax provision	484	893	2,492	(5,667)
Provision for income taxes	74	200	1,124	(1,555)
NET INCOME	$410	$693	$1,368	$(4,112)

United Security Bancshares	Three	Three	Nine	Nine
Selected Financial Data	Months	Months	Months	Months
(dollars in 000's except per share amounts)	Ended	Ended	Ended	Ended
	30-Sep-10	30-Sep-09	30-Sep-10	30-Sep-09
Basic Earnings Per Share	$0.03	$0.05	$0.11	$(0.32)
Diluted Earning Per Share	$0.03	$0.05	$0.11	$(0.32)

Annualized Return on:
Average Assets	0.23%	0.38%	0.26%	-0.74%
Average Equity	2.07%	3.63%	2.35%	-6.95%
Net Interest Margin	4.38%	4.61%	4.66%	4.46%

Net Charge-offs to Average Loans	0.21%	1.70%	1.44%	1.52%

	30-Sep-10	30-Sep-09
Book Value Per Share	$6.11	$6.20
Tangible Book Value Per Share	$5.54	$5.42
Efficiency Ratio	78.12%	88.08%
Non Performing Assets to Total Assets	9.22%	12.43%

Allowance for Loan Losses to Total Loans	2.75%	2.70%
Shares Outstanding - period end	12,875,097	12,372,771
Basic Shares -YTD average weighted	12,875,097	12,875,097
Diluted Shares –YTD average weighted	12,875,097	12,875,097
Basic Shares -QTD average weighted	12,875,097	12,875,097
Diluted Shares -QTD average weighted	12,875,097	12,875,097

CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928